UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 4, 2005

                            FIRST SOUTH BANCORP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            VIRGINIA                       0-22219             56-1999749
            --------                       -------             ----------
(State or other jurisdiction of          (Commission          (IRS Employer
 incorporation or organization)         File Number)       Identification No.)


1311 Carolina Avenue, Washington, North Carolina                      27889
-------------------------------------------------                     -----
(Address of principal executive offices)                           (Zip Code)

                                 (252) 946-4178
                                 ---------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 ---------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      Effective April 4, 2005 (the "Effective Date"), First South Bancorp, Inc. (the "Company") and First South Bank (the "Bank") entered into a Change-in-Control Protective Agreement (the "Protective Agreement") with Larry
W. Mallard (the "Executive") in connection with his appointment as an executive officer.

      The Protective Agreement will terminate on the earlier of (a) 12 months following the Effective Date or (b) the date on which the Executive terminates employment with the Bank, provided that his rights under the Protective Agreements will continue following termination of employment if the Protective Agreement was in effect at the date of the change in control. On each annual anniversary date from the date of commencement of the Protective Agreement, the term of the Protective Agreement may be extended for an additional one year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Executive has met the required performance standards and that such Protective Agreement should be extended.

      The Protective Agreement provides that the Executive shall be entitled to collect certain severance benefits in the event that (i) he voluntarily terminates employment within 90 days after an event that occurs during the "Protected Period" and that constitutes "Good Reason," or (ii) the Bank, the Company or their successors terminate the Executive's employment during the Protected Period for any reason other than for just cause. Under such circumstances, the Executive would be paid within 10 days of the latter of such termination or the change in control an amount equal to 1.0 times the Executive's base annual salary in effect when the Protected Period begins. In no event, however, can the severance benefit exceed the difference between (i) the Executive's Section 280G Maximum as defined in the Internal Revenue Code, and
(ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that he receives on account of the change in control. The Protected Period is defined in the Protective Agreements as the period that begins on the date that is six months before a change in control and ends on the latter of the second anniversary of the change in control or the expiration date of the Protective Agreement. Good Reason is defined in the Protective Agreements as any one of the following events that has not been consented to in advance by the Executive in writing: (i) requiring the Executive to move his personal residence perform his principal executive functions more than 30 miles from his primary office; (ii) materially reducing the Executive's base compensation as then in effect, (iii) failing to continue to provide the Executive with compensation and benefits provided for on the date of the change in control or compensation and benefits substantially similar thereto, or the taking of any action that would reduce any of such benefits or deprive the Executive of any material fringe benefit he had at the time of the change in control; (iv) assigning duties and responsibilities to the Executive which are materially different from those normally associated with his position;
(v) materially diminishing the Executive's authority and responsibility; (vi) failing to reelect the Executive to the Board of Directors if he is serving on the Board on the date of the change in control; or (vii) materially reducing the secretarial or other administrative support of the Executive.


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

      A "Change in Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Company's voting stock, the control of the election of a majority of the Bank's or the Company's directors or the exercise of a controlling influence over the management or policies of the Bank or the Company. In addition, under the Protective Agreement, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period cease to constitute at least two-thirds of the Board of Directors of the Company or the Bank, unless the election of replacement directors was approved by a two-thirds vote of the initial directors then in office.

      The Protective Agreement provides that within ten business days of a change in control, the Bank shall fund a trust in the amount of the severance benefit under the Protective Agreement that will be used to pay amounts owed to the Executive under the Protective Agreement. The amount to be paid to the Executive from this trust is determined according to the procedures outlined in the Protective Agreement, and any money not paid to the Executive is to be returned to the Bank. These provisions may have an anti-takeover effect by making it more expensive for a potential acquirer to obtain control of the Company. In the event that an Executive prevails over the Company or the Bank in a legal dispute as to his Protective Agreement, he will be reimbursed for his legal and other expenses.


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 6, 2005                    First South Bancorp, Inc.
                                      -------------------------
                                             (Registrant)



                                      By:  /s/ William L. Wall
                                           -------------------------------------
                                           William L. Wall
                                           Executive Vice President,
                                           Chief Financial Officer and Secretary

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